Apt. 1105 The Olcott	52 Park Avenue
27 West 72nd Street	Sandymount
New York 11023	Dublin 4
United States of America	Ireland
Tel: +1 646 7070526	Tel: +353 (0) 1 2611923
Cell: +1 646 2040559	Cell:+353 (0) 87 2555474

January 27th, 2012

By E-Mail and Courier

Mr. Simon Srybnik
Chairman
Vasomedical, Inc.
180 Linden Avenue
Westbury, NY  11550
USA

Re:           Letter of Resignation

Dear Mr. Srybnik:

For the reasons set forth below, I hereby confirm my resignation from the Board of Vasomedical, Inc. (the “Board”) delivered orally to the Board at its meeting on Tuesday, January 24, 2012.

At that meeting, I brought to the attention of the Board the concerns of management of Vase Diagnostics, Inc. also known as VasoHealthcare (“VHC”) that there has been inconsistent and perhaps inaccurate recognition and reporting of commissions earned by VHC.

The Board then terminated my position as chair of VHC by voting over my objection to disband the Board of VHC and to establish an executive committee of the Board of Vasomedical to run VHC.

Also in the past I have requested David Lieberman, Vice Chairman of Vasomedical, Inc. to have the minutes accurately reflect discussions held by the Board; this, he said was a matter for him to decide.  Moreover, Directors are not provided with timely information in advance of the meetings to enable all Directors to be properly prepared or to contribute, which in my view is not how a board should function.

Sincerely yours,

/s/ William Dempsey
WILLIAM DEMPSEY

Email:  billdempsey39@gmail.com

cc:           Mr. Jun Ma
Chief Executive Officer
Vasomedical, Inc.

David H. Lieberman
Vice Chairman
Vasomedical, Inc.

Apt. 1105 The Olcott	52 Park Avenue
27 West 72nd Street	Sandymount
New York 11023	Dublin 4
United States of America	Ireland

Tel: +1 646 7070526	Tel: +353 (0) 1 2611923
Cell: +1 646 2040559	Cell:+353 (0) 87 2555474

1st February 2012

By E-Mail and Courier
Mr. Jun Ma
Chief Executive Officer
Vasomedical, Inc.
180 Linden Avenue
Westbury, NY  11550
USA

Dear Mr. Ma:

For the reasons set forth below, I disagree with substantial portions of the Vasomedical, Inc. January 30, 2012 Form 8-K, specifically as to my January 27, 2012 letter of resignation.

1.             Inconsistent Revenue Recognition and Reporting
At the January 24, 2012 Vasomedical board meeting and at the executive session of the board, I made it very clear I was concerned about the inconsistent recognition of revenue and specifically requested an independent external audit (from an audit firm other than the company auditors).  I was told there was no need for an external review and that the matter had already been reviewed by the “independent Audit Committee” consisting of directors Castle and Movaseghi.  Moreover, at the board meeting there was no reference made to a previous external auditor review of these potential financial reporting irregularities.

2.             Elimination of VasoHealthcare Board

I resigned from Vasomedical after the board at the Executive Session voted to disband the board of the Vasomedical wholly-owned subsidiary VasoHealthcare and to terminate my position as Chair of VasoHealthcare.  Upon a roll call vote conducted by counsel present at the Executive Session of the board meeting, I voted “no” and expressed my opinion that disbanding the board of VasoHealthcare was a strategic mistake and would have a serious negative effect on the VasoHealthcare team.  The minutes of the executive session should accurately reflect this sequence of events as they were recorded by company counsel.

3.             Board Meetings and Minutes
I did not vote to approve minutes of the Vasomedical board meeting presented to the January 24, 2012 board meeting.

Moreover, the minutes do not accurately reflect what happened during the meetings, e.g. when I questioned the strategy and logic behind the Chinese acquisition, because I believed it could cause conflict and future problems for VasoHealthcare, it was not recorded.  I remind you that I brought this matter to the board on a number of occasions.

With regard to the agenda, my resignation letter speaks for itself.

Sincerely yours,

/s/ William Dempsey
WILLIAM DEMPSEY

Email:  billdempsey39@gmail.com

Cc:          Simon Srybnik
Chairman

David Lieberman
Vice Chairman